UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2006

Pierre Foods, Inc.

(Exact name of Registrant as specified in its charter)

North Carolina	0-7277	56-0945643
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9990 Princeton Road, Cincinnati, OH		45246
(Address of principal executive offices)		(Zip code)

513-874-8741
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 3, 2006, Pierre Foods, Inc. (“Pierre”) through its wholly-owned subsidiaries, Pierre Newco I, LLC (“Pierre Newco I”) and Pierre Newco II, LLC (“Pierre Newco II” and together with Pierre Newco I, the “Buyers”) entered into an Asset Purchase Agreement with Zartic, Inc. (“Zartic”), Zar Tran, Inc. (“Zar Tran”), JEM Sales, Inc. (“JEM”), MNM Leasing Company, LLC (“MNM”), James E. Mauer (“James Mauer” and together with Zartic, Zar Tran, JEM, and MNM, the “Sellers”), Jeffrey J. Mauer, Christopher W. Mauer, and Tamara L. Mauer, pursuant to which the Buyers agreed to acquire substantially all of the assets and assume certain liabilities of Zartic and Zar Tran and certain real property used in the businesses of Zartic and Zar Tran (the “Asset Purchase Agreement”). Zartic manufactures, markets, sells, and through its affiliated distribution company, Zar Tran, delivers and distributes, a variety of food items including packaged beef, poultry, pork, and veal products. The aggregate preliminary purchase price is $94 million plus the assumption of certain liabilities, subject to certain post-closing adjustments. The Asset Purchase Agreement includes representations and warranties of the Sellers and post-closing indemnification by the Sellers for breaches of those representations and warranties and certain other specified matters. There are no material relationships between Pierre, the Buyers, or their respective affiliates, and Zartic, Zar Tran, the Sellers, or their respective affiliates, other than the Asset Purchase Agreement.

Item 7.01 Regulation FD Disclosure

On November 5, 2006, Pierre issued a press release announcing the execution of the Asset Purchase Agreement described in Item 1.01 above.

Item 9.01 Exhibit

Exhibit 99.1 is furnished pursuant to Item 7.01 hereof and should not be deemed to be “filed” under the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PIERRE FOODS, INC.

Date: November 6, 2006	By	/s/ Joseph W. Meyers
Joseph W. Meyers
Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release of Pierre Foods, Inc. dated November 5, 2006